Exhibit 99.1

Company Contact:

Pam Scott

Director of Corporate Communications

(509) 777-6393

Red Lion Hotels Reports Third Quarter 2012 Results

Increases 2012 RevPAR Guidance to a Range of 3 to 5 Percent

SPOKANE, Wash., Nov. 8, 2012—Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner and franchisor of midscale hotels, today announced its results for the third quarter ended Sept. 30, 2012. The company reported third quarter revenues of $45.4 million and EBITDA of $8.4 million, each from continuing operations before special items.

Overview:

•	RevPAR for comparable owned and leased hotels increased 4.6 percent year over year

•	Occupancy for comparable owned and leased hotels increased 270 basis points year over year, driven primarily by increases in the transient segment

•	ADR for comparable owned and leased hotels increased 0.9 percent year over year

•	Comparable EBITDA from continuing operations before special items increased $645,000 over the prior year quarter

•	Net income from continuing operations increased $434,000 over the prior year quarter

•	Since June 30, the company has closed on the sale of three hotel properties using a portion of the proceeds to pay down $17.7 million in debt

•	Since June 30, the company has signed franchise agreements on three new locations and two previously owned properties

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the Red Lion Hotel on Fifth Avenue in Seattle, which was sold in the second quarter of 2011 and the Red Lion Colonial Hotel in Helena, Montana, which was sold in the third quarter of 2012. Following the sales, these properties continue to operate as franchised hotels and the company is therefore required to report their financial results in continuing operations.

Total revenue from continuing operations reported during the third quarter of 2012 was $45.4 million compared to $44.5 million in the third quarter of 2011. Hotel revenue increased by $1.5 million on a comparable basis and franchise revenue increased by $0.3 million. Partially offsetting these increases was a slight decline in entertainment and other revenues of $0.1 million. Third quarter net income from continuing operations was $0.4 million, or $0.02 per diluted share, compared to approximately breakeven results from continuing operations in the third quarter of 2011. In the third quarter of 2012, comparable EBITDA from continuing operations before special items increased to $8.5 million, compared to $7.8 million in the third quarter of 2011.

“We are pleased to report another quarter of favorable RevPAR growth. Considering our performance year to date and our outlook for the fourth quarter, we have updated our RevPAR guidance to an increase of three to five percent in 2012 over 2011,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “We also continue to make excellent progress on selling properties, franchising new hotels and reducing debt. Since June 30, we have sold three hotels and all of the buyers have signed franchise agreements for either the purchased property or a different location. Proceeds from our property sales have been used to pay down $17.7 million in debt. Additionally, we have signed two new franchise agreements for properties at the Denver Airport in Colorado and Cathedral City near Palm Springs, California.”

Summary Results

On the basis of comparable continuing operations before special items, key owned and leased hotel operating metrics and total company EBITDA for the three and nine months ended Sept. 30, 2012, and Sept. 30, 2011, are highlighted below:

	Three months ended September 30,				Nine months ended September 30,
	2012	2011	change		2012	2011	change
RevPAR (revenue per available room)	$65.99	$63.09	4.6%		$53.44	$50.45	5.9%
ADR (average daily rate)	$88.49	$87.72	0.9%		$83.80	$83.23	0.7%
Occupancy	74.6%	71.9%	270	bps	63.8%	60.6%	320	bps
Hotels revenue:
Rooms	$32,872	$31,426	4.6%		$79,277	$74,560	6.3%
Food and beverage	7,950	8,055	-1.3%		23,427	22,922	2.2%
Other revenue	1,138	1,026	10.9%		2,408	2,472	-2.6%

Total hotels revenue	$41,960	$40,507	3.6%		$105,112	$99,954	5.2%

Hotel direct operating margin	26.1%	26.9%			21.3%	20.5%
Comparable EBITDA from continuing operations before special items (1)	$8,480	$7,835	8.2%		$14,541	$11,518	26.2%

(1)	The above excludes certain asset impairments and a gain on asset disposal which are included in the non-GAAP reconciliation schedule named, “Disclosure of Special Items” contained in this release.

Third Quarter 2012 Results

In the third quarter of 2012, for comparable owned and leased hotels from continuing operations, RevPAR increased 4.6 percent year-over-year driven by a 270 basis point increase in occupancy to 74.6 percent and a 0.9 percent increase in ADR to $88.49. On a comparable basis, EBITDA from continuing operations before special items increased to $8.5 million for the third quarter compared to $7.8 million in the prior year period. The acquisition of the previously leased iStar hotels contributed facility lease savings of $0.6 million in the quarter.

Comparable hotel revenue of $42.0 million was 3.6 percent higher compared to the same period a year ago. Comparable hotel direct operating margin decreased to 26.1 percent from 26.9 percent in the same period in 2011 driven primarily by reservation costs associated with the higher transient volume and higher food and beverage costs.

During the third quarter, the company listed for sale the Red Lion Hotel Pendleton in Oregon. As a result, the company recorded a pre-tax asset impairment charge of $1.9 million in continuing operations as a result of fair market value indications related to the property.

Franchise revenue increased to $1.6 million from $1.2 million. Revenue and profitability improved year-over-year primarily due to the addition of franchises to the system.

Revenue in the entertainment segment remained essentially flat at $1.5 million. Profitability declined slightly in the ticketing portion of the business.

Franchise Update

Since June 30, 2012, the company has signed franchise agreements on five hotels:

•	Red Lion Colonial Hotel, Helena, Montana, effective in July 2012

•	Red Lion Hotel Woodlake Conference Center Sacramento, converted in October 2012

•	Red Lion Hotel Denver Southeast, effective in October 2012

•	Red Lion Inn & Suites Cathedral City, expected to convert in the fourth quarter of 2012

•	Red Lion Inn & Suites Denver Airport, expected to convert in the first quarter of 2013

The Helena and Denver Southeast hotels were formerly owned by the company and each was sold with a Red Lion franchise agreement.

Discontinued Operations

In the third quarter of 2012, the operations of the company’s commercial mall in Kalispell, Montana have been classified as discontinued operations. Additional operating results classified as discontinued include the properties in Medford, Oregon and Missoula, Montana and the ownership of certain real estate in Sacramento, California. This presentation, as required under generally accepted accounting principles (“GAAP”), separately reports the revenue and expenses including any related asset impairment charges, net of income taxes as “net income (loss) from discontinued operations” on the company’s statement of operations for all periods presented.

The operating results of the Red Lion Hotel Denver Southeast had been reclassified as discontinued operations in the second quarter financial statements as the property was not expected to continue to operate as a Red Lion franchise. However, upon closing of the sale of the hotel, the buyers signed a franchise license agreement with the company for one of the towers creating a 190-room Red Lion Inn & Suites on the site, therefore the property is reported as a continuing operation for the third quarter and all comparable periods presented.

Liquidity and Balance Sheet

As of Sept. 30, 2012, the company had $14.1 million in cash and cash equivalents, and $10.0 million available on its revolving line of credit. As of Sept. 30, 2012, the company had outstanding debt of $89.3 million, of which $58.5 million is classified as current debt. Subsequent to quarter end, the company reduced the current debt balance by $9.0 million, primarily using proceeds from asset sales.

Capital expenditures for the nine months ended Sept. 30, 2012, totaled $5.8 million.

Assets Held for Sale

As of Sept. 30, 2012, the following were classified as assets held for sale on the balance sheet; the Red Lion Inn Missoula, Red Lion Hotel Medford, Red Lion Hotel Denver Southeast, the Red Lion Hotel Pendleton and the company’s commercial mall in Kalispell, Montana. The company’s hotel property in Pendleton and the commercial mall were added to this classification in the third quarter of 2012.

Since June 30, 2012, the company has sold three properties:

•	Red Lion Colonial Hotel, Helena, Montana, closed in July 2012 for $5.6 million

•	Red Lion Hotel Sacramento at Arden Village, California, closed in August 2012 for $9.0 million

•	Red Lion Hotel Denver Southeast, Colorado, closed in October 2012 for $13.0 million

Outlook for 2012

The company is updating its RevPAR guidance and plans for capital expenditures for 2012 as follows:

•	Full year 2012 RevPAR for comparable company owned and leased hotels is expected to increase 3 to 5 percent compared to 2011 on an annual basis.

•	The company had committed to invest approximately $10.0 million in capital improvements in 2012, but due to scheduling, some of the expenditures will not occur until the first quarter of 2013.

Conference Call Information

The management team of Red Lion Hotels will host a conference call on Nov. 8, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss financial and operational results for the third quarter of 2012. To access the conference call, domestic participants should dial the following number ten minutes prior to the scheduled start time of the call: (800) 230-1074. International callers should dial (612) 234-9959.

The conference call may also be accessed via live webcast at http://www.redlion.com from the Investor Relations section of the website. To listen to the live webcast, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 5:00 p.m. Pacific Time on Nov. 8, 2012, through Nov. 22, 2012, at (800) 475-6701 or (320) 365-3844 (International) access code – 268004. The replay will be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of Sept. 30, 2012, the RLH hotel network was comprised of 47 hotels located in nine states and one Canadian province, with 8,872 rooms and 443,587 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission.

Red Lion Hotels Corporation

Consolidated Statements of Operations

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Three months ended September 30,
	2012	2011	$ Change	% Change
Revenue:
Hotels	$42,285	$41,632	$653	1.6%
Franchise	1,555	1,218	337	27.7%
Entertainment	1,456	1,499	(43)	-2.9%
Other	94	126	(32)	-25.4%

Total revenues	45,390	44,475	915	2.1%

Operating expenses:
Hotels	31,369	30,468	901	3.0%
Franchise	1,219	1,144	75	6.6%
Entertainment	1,475	1,484	(9)	-0.6%
Other	201	191	10	5.2%
Depreciation and amortization	3,779	4,102	(323)	-7.9%
Hotel facility and land lease	1,209	1,768	(559)	-31.6%
Asset impairment	1,868	2,156	(288)	-13.4%
Loss (gain) on asset dispositions, net	(16)	(115)	(99)	-86.1%
Undistributed corporate expenses	1,602	1,457	145	10.0%

Total expenses	42,706	42,655	51	0.1%

Operating income (loss)	2,684	1,820	864	47.5%
Other income (expense):
Interest expense	(1,751)	(1,994)	243	12.2%
Other income, net	46	28	18	64.3%

Income (loss) before income taxes	979	(146)	1,125	n/m
Income tax (benefit) expense	543	(148)	(691)	n/m

Net income (loss) from continuing operations	436	2	434	n/m

Discontinued operations (2,3,4):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $127 and $(74) respectively	224	(131)	355	n/m
Loss on disposal and impairment of the assets of the discontinued business units, net income tax (benefit) expense of $(889) and $0 respectively	(1,566)	—	(1,566)	n/m

Net income (loss) from discontinued operations	(1,342)	(131)	(1,211)	n/m

Net income (loss)	(906)	(129)	(777)	n/m

Less net income or loss attributable to noncontrolling interest	—	(7)	7	n/m

Net income (loss) attributable to Red Lion Hotels Corporation	$(906)	$(122)	$(784)	n/m

Earnings per share—basic and diluted
Net income (loss) from continuing operations	$0.02	$—
Net Income (loss) from discontinued operations	$(0.07)	$(0.01)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.05)	$(0.01)
Weighted average shares—basic	19,366	19,089
Weighted average shares—diluted	19,438	19,209
Non-GAAP Financial Measures:
EBITDA (1)	$4,478	$6,082	$(1,604)	-26.4%
EBITDA as a percentage of revenues	9.9%	13.7%
EBITDA from continuing operations (1)	$6,509	$5,957	$552	9.3%
EBITDA from continuing operations as a percentage of revenues	14.3%	13.4%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)

During the fourth quarter 2011, the company listed for sale its hotels in Medford, Oregon and Missoula, Montana, two non-core assets in which the company does not expect to maintain significant continuing involvement. Accordingly, the operations of these properties have been classified as discontinued operations for all periods presented.

(3)

During the second quarter 2012, based on the company’s right to sell its hotel in Sacramento, California to its tenant and on continuing negotiations regarding transaction terms, the operating results from the ownership of this real estate and land were classified as discontinued operations for all periods presented. This hotel sale was completed in the third quarter of 2012.

(4)

During the third quarter 2012, the company listed for sale its commercial mall in Kalispell, Montana. The company does not expect to maintain significant involvement in the property following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation

Consolidated Statements of Operations

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Nine months ended September 30,
	2012	2011	$ Change	% Change
Revenue:
Hotels	$107,425	$109,390	$(1,965)	-1.8%
Franchise	3,953	2,870	1,083	37.7%
Entertainment	6,356	8,940	(2,584)	-28.9%
Other	327	320	7	2.2%

Total revenues	118,061	121,520	(3,459)	-2.8%

Operating expenses:
Hotels	84,616	86,591	(1,975)	-2.3%
Franchise	3,487	2,897	590	20.4%
Entertainment	6,245	8,236	(1,991)	-24.2%
Other	601	522	79	15.1%
Depreciation and amortization	11,483	13,517	(2,034)	-15.0%
Hotel facility and land lease	3,632	5,201	(1,569)	-30.2%
Asset impairment	8,061	2,156	5,905	n/m
Loss (gain) on asset dispositions, net	(223)	(33,698)	(33,475)	-99.3%
Undistributed corporate expenses	4,885	4,355	530	12.2%

Total expenses	122,787	89,777	33,010	36.8%

Operating income (loss)	(4,726)	31,743	(36,469)	n/m
Other income (expense):
Interest expense	(5,388)	(6,553)	1,165	17.8%
Other income, net	74	411	(337)	-82.0%

Income (loss) before income taxes	(10,040)	25,601	(35,641)	n/m
Income tax (benefit) expense	(3,668)	10,790	14,458	n/m

Net income (loss) from continuing operations	(6,372)	14,811	(21,183)	n/m

Discontinued operations (2,3,4):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $184 and $(539) respectively	324	(950)	1,274	n/m
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $(2,833) and $0 respectively	(4,996)	—	(4,996)	n/m

Net income (loss) from discontinued operations	(4,672)	(950)	(3,722)	n/m

Net income (loss)	(11,044)	13,861	(24,905)	n/m

Less net income or loss attributable to noncontrolling interest	(7)	96	(103)	n/m

Net income (loss) attributable to Red Lion Hotels Corporation	$(11,037)	$13,765	$(24,802)	n/m

Earnings per share—basic and diluted
Net income (loss) from continuing operations	$(0.33)	$0.78
Net Income (loss) from discontinued operations	$(0.24)	$(0.05)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.57)	$0.72
Weighted average shares—basic	19,294	19,029
Weighted average shares—diluted	19,294	19,170
Non-GAAP Financial Measures:
EBITDA (1)	$136	$45,078	$(44,942)	-99.7%
EBITDA as a percentage of revenues	0.1%	37.1%
EBITDA from continuing operations (1)	$6,838	$45,575	$(38,737)	-85.0%
EBITDA from continuing operations as a percentage of revenues	5.8%	37.5%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)

During the fourth quarter 2011, the company listed for sale its hotels in Medford, Oregon and Missoula, Montana, two non-core assets in which the company does not expect to maintain significant continuing involvement. Accordingly, the operations of these properties have been classified as discontinued operations for all periods presented.

(3)

During the second quarter 2012, based on the company’s right to sell its hotel in Sacramento, California to its tenant and on continuing negotiations regarding transaction terms, the operating results from the ownership of this real estate and land were classified as discontinued operations for all periods presented. This hotel sale was completed in the third quarter of 2012.

(4)

During the third quarter 2012, the company listed for sale its commercial mall in Kalispell, Montana. The company does not expect to maintain significant involvement in the property following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation

Consolidated Balance Sheets

(unaudited)

($ in thousands, except share data)

	September 30, 2012	December 31, 2011
Assets:
Current assets:
Cash and cash equivalents	$14,146	$1,981
Restricted cash	2,868	3,358
Accounts receivable, net	6,341	7,591
Inventories	1,556	1,346
Prepaid expenses and other	3,218	1,973
Deferred income taxes	7,337	4,291
Assets held for sale	31,400	30,380

Total current assets	66,866	50,920

Property and equipment, net	196,288	232,589
Goodwill	8,512	8,512
Intangible assets	6,992	6,992
Other assets, net	7,371	5,883

Total assets	$286,029	$304,896

Liabilities:
Current liabilities:
Accounts payable	$6,430	$4,928
Accrued payroll and related benefits	4,030	2,103
Accrued interest payable	960	231
Advance deposits	408	380
Other accrued expenses	11,750	9,249
Revolving credit facility	—	844
Long-term debt, due within one year	58,508	3,274

Total current liabilities	82,086	21,009

Long-term debt, due after one year	—	66,378
Deferred income	4,040	4,643
Deferred income taxes	13,118	16,176
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	130,069	139,031

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,382,485 and 19,172,670 shares issued and outstanding	194	192
Additional paid-in capital, common stock	150,214	149,027
Retained earnings	5,552	16,589

Total Red Lion Hotels Corporation stockholders’ equity	155,960	165,808
Noncontrolling interest	—	57

Total stockholders’ equity	155,960	165,865

Total liabilities and stockholders’ equity	$286,029	$304,896

Red Lion Hotels Corporation

Additional Hotel Statistics

(unaudited)

System-wide Hotels as of September 30, 2012

	Hotels	Rooms	Meeting Space (sq. ft.)
Red Lion Owned or Leased Hotels (1):
Comparable Continuing Operations	27	5,414	265,074
Discontinued Operations	2	261	10,192
Red Lion Franchised Hotels (1)	18	3,197	168,321

Total Red Lion Hotels	47	8,872	443,587

Comparable Hotel Statistics from Continuing Operations (1,2)

	Three months ended September 30, 2012			Three months ended September 30, 2011
	Average Occupancy (3)	ADR (4)	RevPAR (5)	Average Occupancy (3)	ADR (4)	RevPAR (5)
Owned and Leased Hotels	74.6%	$88.49	$65.99	71.9%	$87.72	$63.09
Franchised Hotels	76.7%	$94.76	$72.64	77.8%	$90.58	$70.48

Total System Wide	75.2%	$90.28	$67.86	73.6%	$88.57	$65.16

Change from prior comparative period:
Owned and Leased Hotels	2.7	0.9%	4.6%
Franchised Hotels	(1.1)	4.6%	3.1%

Total System Wide	1.6	1.9%	4.1%

	Nine months ended September 30, 2012			Nine months ended September 30, 2011
	Average Occupancy (3)	ADR (4)	RevPAR (5)	Average Occupancy (3)	ADR (4)	RevPAR (5)
Owned and Leased Hotels	63.8%	$83.80	$53.44	60.6%	$83.23	$50.45
Franchised Hotels	68.4%	$89.57	$61.27	68.7%	$87.12	$59.81

Total System Wide	65.1%	$85.50	$55.64	62.9%	$84.42	$53.07

Change from prior comparative period:
Owned and Leased Hotels	3.2	0.7%	5.9%
Franchised Hotels	(0.3)	2.8%	2.4%

Total System Wide	2.2	1.3%	4.8%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics. The Seattle and Helena properties have been excluded from the owned and leased hotel statistics and included in the franchised statistics for all periods shown.
(2)	Excludes two hotels identified as discontinued operations.
(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation

Comparable Operating Results and Data From Continuing Operations

(unaudited)

($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Comparable total revenue (2)	$45,065	$43,350	$115,748	$112,084
Comparable hotel revenue (2)	41,960	40,507	105,112	99,954
Comparable hotel operating expense (3)	31,013	29,620	82,734	79,470
Comparable hotel direct operating profit (1)	10,947	10,887	22,378	20,484
Comparable hotel direct operating margin (1)	26.1%	26.9%	21.3%	20.5%
Comparable total EBITDA from continuing operations before special items (4)	$8,480	$7,835	$14,541	$11,518

(1)	Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP margins are calculated using amounts presented in the consolidated statements of operations. Comparable margins are calculated using amounts presented in the table above.
(2)	The reconciliation of total and hotel revenue per the consolidated statements of operations to comparable total and hotel revenue is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Total revenue per the consolidated statements of operations	$45,390	$44,475	$118,061	$121,520
less: Revenue from Seattle Fifth Avenue and Helena properties	(325)	(1,125)	(2,313)	(9,436)

Comparable total revenue	$45,065	$43,350	$115,748	$112,084
Hotel revenue per the consolidated statements of operations	$42,285	$41,632	$107,425	$109,390
less: Revenue from Seattle Fifth Avenue and Helena properties	(325)	(1,125)	(2,313)	(9,436)

Comparable hotel revenue	$41,960	$40,507	$105,112	$99,954

(3)	The reconciliation of hotel operating expense per the consolidated statements of operations to comparable hotel operating expense is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Hotel operating expense per the consolidated statements of operations	$31,369	$30,468	$84,616	$86,591
less: Operating expense from Seattle Fifth Avenue and Helena properties	(356)	(848)	(1,882)	(7,121)

Comparable hotel operating expense	$31,013	$29,620	$82,734	$79,470

(4)	The reconciliation of EBITDA from continuing operations before special items per the table entitled “Disclosure of Special Items” to comparable total EBITDA before special items is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
EBITDA before special items per the table “Disclosure of Special Items”	$8,377	$8,113	$14,899	$14,182
less: EBITDA of Seattle Fifth Avenue and Helena Properties	103	(278)	(358)	(2,664)

Comparable total EBITDA from continuing operations before special items	$8,480	$7,835	$14,541	$11,518

Red Lion Hotels Corporation

Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation

(unaudited)

($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
EBITDA from continuing operations	$6,509	$5,957	$6,838	$45,575
Income tax benefit (expense) - continuing operations	(543)	148	3,668	(10,790)
Interest expense - continuing operations	(1,751)	(1,994)	(5,388)	(6,553)
Depreciation and amortization - continuing operations	(3,779)	(4,102)	(11,483)	(13,517)

Net income (loss) attributable to Red Lion Hotels Corporation from continuing operations	436	9	(6,365)	14,715
Income (loss) on discontinued operations, net of tax	(1,342)	(131)	(4,672)	(950)

Net income (loss) attributable to Red Lion Hotels Corporation	$(906)	$(122)	$(11,037)	$13,765

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
EBITDA	$4,478	$6,082	$136	$45,078
Income tax benefit (expense)	219	222	6,317	(10,251)
Interest expense	(1,751)	(1,996)	(5,388)	(6,570)
Depreciation and amortization	(3,852)	(4,430)	(12,102)	(14,492)

Net income (loss) attributable to Red Lion Hotels Corporation	$(906)	$(122)	$(11,037)	$13,765

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Red Lion Hotels Corporation

Disclosure of Special Items

(unaudited)

During the third quarter of 2012, the Company recorded a $1.9 million pre-tax impairment charge in continuing operations related to its property held for sale in Pendleton, Oregon. Additionally, during the second and first quarters of 2012 , the Company recorded $0.3 million and $2.0 million, respectively, in pre-tax impairment charges in continuing operations related to its Red Lion Colonial Hotel property and in the first quarter of 2012, the Company recorded a $3.9 million pre-tax impairment charge in continuing operations related to its Red Lion Denver Southeast property. During the third quarter of 2011, the Company recorded a $2.2 million pre-tax impairment charge in continuing operations related to its Red Lion Colonial Hotel property. In addition, during the second quarter 2011, the Company recorded a $33.5 million gain from the sale of its Red Lion Hotel on Fifth Avenue in Seattle, Washington. As a result, the operations as presented in the accompanying financial statements for the three and nine months ended September 30, 2012 compared to 2011 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of EBITDA from continuing operations before special items to EBITDA from continuing operations per the consolidated statement of operations.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
($ in thousands)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)
Amount before special items	$8,377	$8,113	$14,899	$14,182
Special items:
Asset impairment charges (2)	(1,868)	(2,156)	(8,061)	(2,156)
Gain on asset disposal (3)	—	—	—	33,549

Amount per consolidated statement of operations	$6,509	$5,957	$6,838	$45,575

(1)	Amount defined on the preceding table “Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation”.
(2)	Amounts as included in the line items “Asset impairment” on the accompanying consolidated statements of operations.
(3)	Amount as included in the line item “Loss (gain) on asset dispositions, net” on the accompanying consolidated statements of operations.